Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Third Quarter Cash Dividend of $0.05 per Share and Share Repurchase Program

SACRAMENTO, California, September 18, 2019 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.4 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced that the Board of Directors has authorized a cash dividend of $0.05 per share for the 2019 third quarter and has also adopted a share repurchase program.

The $0.05 per share quarterly cash dividend will be paid to shareholders of record as of October 1, 2019 and is payable on October 11, 2019.

The stock repurchase program authorizes the Company to purchase up to one million shares of its common stock over a period ending March 31, 2020 and is effective immediately. Purchases may be made in the open market, including in block trades, or through privately negotiated transactions, from time to time when management determines that market conditions and other factors warrant such purchases. There is no guarantee as to the exact number of shares to be purchased, and the stock repurchase program may be modified, suspended, or terminated without prior notice.

“The stock repurchase program provides us with an opportunistic tool to enhance shareholder value and effectively manage capital levels. The Board of Directors’ confidence in the long-term intrinsic value of the Company motivated its approval of this program to repurchase stock at favorable prices,” said Randall S. Eslick, President and Chief Executive Officer.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California from Sacramento to Yreka along the Interstate 5 corridor. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Forward-Looking Statement

This news release includes statements by the Company regarding future expectations and developments that are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risks and uncertainty that may cause actual results to differ materially and adversely. Factors that may affect the Company’s prospects are described in the Company’s 2018 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959